Exhibit 99.1


December 14, 2005



Dear Shareholder:

     We are pleased to announce that our stock will begin trading on NASDAQ's OTC market, December 16, 2005. Our new stock symbol will be "TNCC".

     Our listing on the NASDAQ market is another milestone in building shareholder value at Tennessee Commerce. We expect the listing to improve the liquidity in our shares and increase the visibility of our company in our local market as well as expand interest with new investors.

     We took the important step of initiating the process of periodically filing financial information with the Securities and Exchange Commission earlier this year to meet the disclosure requirements for a public company. This paved the way for our listing on NASDAQ.

     We are excited about the future for Tennessee Commerce Bancorp. We have enjoyed solid growth and serve a great market with a robust economy. We remain focused on our business banking model and delivering top quality service to our customers. We believe the combination of these factors contributed to our record growth. Our assets, loans and deposits have grown over 54% through the first nine months of 2005 and our net income was up 90% for the same period.

     We value your investment in Tennessee Commerce Bancorp Inc. and look forward to reporting continued progress in the future.





                                    Art Helf
                              Chairman of the Board